EXHIBITS 5.2 AND 23.2

OPINION OF LISA K. BORK, ESQ.

April 15, 2020

Exxon Mobil Corporation

5959 Las Colinas Boulevard

Irving, Texas 75039-2298

Ladies and Gentlemen:

I am Executive Counsel – Corporate of Exxon Mobil Corporation, a New Jersey corporation (the “Company”). The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (File No. 333-237052) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain debt securities, including $2,750,000,000 aggregate principal amount of its 1.571% Notes due 2023 (the “2023 Notes”), $1,250,000,000 aggregate principal amount of its 2.992% Notes due 2025 (the “2025 Notes”, constituting a further issuance of the 2.992% Notes due 2025, of which $1,500,000,000 aggregate principal amount was issued on March 19, 2020), $2,000,000,000 aggregate principal amount of its 2.610% Notes due 2030 (the “2030 Notes”), $750,000,000 aggregate principal amount of its 4.227% Notes due 2040 (the “2040 Notes”, constituting a further issuance of the 4.227% Notes due 2040, of which $1,250,000,000 aggregate principal amount was issued on March 19, 2020, and together with the 2025 Notes, the “Additional Notes”) and $2,750,000,000 aggregate principal amount of its 3.452% Notes due 2051 (the “2051 Notes” and, together with the 2023 Notes and the 2030 Notes, the “New Notes”). The Additional Notes and the New Notes are collectively referred to herein as the “Securities”. The Securities are to be issued pursuant to the provisions of the indenture dated March 20, 2014 between the Company and Deutsche Bank Trust Company Americas, as trustee, as supplemented by an officer’s certificate of the Vice President and Treasurer of the Company dated March 19, 2020 relating to the Additional Notes and an officer’s certificate of the Vice President, Treasurer and General Tax Counsel of the Company dated April 15, 2020 relating to the New Notes (together, the “Indenture”). The Securities are to be sold pursuant to the Underwriting Agreement dated April 13, 2020 among the Company and the several underwriters named therein. The Indenture and the Securities are herein referred to as the “Documents”.

I have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, I have, without independent inquiry or investigation, assumed that (i) all documents submitted to me as originals are authentic and complete, (ii) all documents submitted to me as copies conform to authentic, complete originals, (iii) all signatures on all documents that I reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that I reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that I reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, I am of the opinion that:

1.

The Company is validly existing as a corporation in good standing under the laws of the State of New Jersey, and the Company has corporate power and authority to issue the Securities and to perform its obligations thereunder.

2.	The Indenture has been duly authorized, executed and delivered by the Company.

3.	The Securities have been duly authorized by the Company.

I am a member of the Bar of the State of Texas, and the foregoing opinion is limited to the New Jersey Business Corporation Act and the federal laws of the United States of America, except that I express no opinion as to any law, rule or regulation that is applicable to the Company, the Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

Davis Polk & Wardwell LLP, special counsel to the Company, may rely upon this opinion in rendering its opinion of even date herewith.

I hereby consent to the filing of this opinion as an exhibit to a current report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to my name under the caption “Validity of the Notes” in any prospectus supplement relating to the Securities which is a part of the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

By: /s/ Lisa K. Bork, Esq.

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